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                                                                  Exhibit (4)(d)



[PRUDENTIAL LETTERHEAD]                             Pruco Life Insurance Company
                                                          Phoenix, Arizona 85014

                                                            a Prudential company

                                   ENDORSEMENT

This Endorsement is attached to and made a part of this Contract on the Contract Date. In the case of a conflict with any provision in the Contract, the provisions of this Endorsement will control. The following hereby amends and supersedes the sections of the Contract mentioned below.

1.   INCREASE IN MAXIMUM ISSUE AGE AND MAXIMUM AGE BY WHICH ANNUITIZATION MUST
     OCCUR

- In the "Definitions" section of the Contract, we stated that the Annuity Date "cannot be later than the Contract Anniversary next following the new
     Annuitant's 90th birthday...." We amend that provision of the definition of
     Annuity Date to refer to the new Annuitant's 95th birthday, rather than 90th birthday.

- In the "Purchase Payments" section of the Contract, we stated in pertinent part that "no Purchase Payments may be made on or after the sole or older of the Owner's or Joint Owner's, or Annuitant's 80th birthday...." We amend that provision to refer to 85 th birthday, rather than 80th birthday.

- Tables 2 and 3 in the "Annuity Settlement Tables" section of the Contract are extended as follows:

            TABLE 2                                     TABLE 3
 ADJUSTED AGE      MALE     FEMALE           ADJUSTED AGE      MALE    FEMALE
          81       $7.67    $7.33                     81       $7.92   $7.51
          82         7.85     7.53                    82         8.40    7.95
          83         8.02     7.73                    83         8.95    8.44
          84         8.18     7.93                    84         9.55    9.00
          85         8.33     8.12                    85        10.24    9.62
          86         8.48     8.29                    86        10.62   10.05
          87         8.62     8.46                    87        11.01   10.48
          88         8.75     8.61                    88        11.41   10.92
          89         8.87     8.75                    89        11.81   11.37
          90         8.98     8.88                    90        12.21   11.82
          91         9.08     8.99                    91        12.61   12.26
          92         9.16     9.09                    92        13.00   12.69
          93         9.24     9.18                    93        13.39   13.11
          94         9.32     9.26                    94        13.78   13.51
          95         9.38     9.33                    95        14.16   13.90



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-    The following Table 4 is added to the Annuity Settlement Tables:

                                     TABLE 4

ADJUSTED AGE      MALE     FEMALE           ADJUSTED AGE      MALE    FEMALE
         41       $3.71    $3.56                     69        $5.91   $5.47
         42         3.75     3.59                    70         6.06    5.60
         43         3.79     3.63                    71         6.21    5.75
         44         3.83     3.66                    72         6.37    5.90
         45         3.87     3.70                    73         6.53    6.06
         46         3.92     3.73                    74         6.70    6.23
         47         3.97     3.77                    75         6.87    6.41
         48         4.02     3.81                    76         7.04    6.59
         49         4.07     3.86                    77         7.22    6.78
         50         4.12     3.90                    78         7.39    6.98
         51         4.18     3.95                    79         7.57    7.17
         52         4.24     4.00                    80         7.75    7.38
         53         4.30     4.06                    81         8.18    7.77
         54         4.37     4.11                    82         8.66    8.21
         55         4.44     4.17                    83         9.21    8.71
         56         4.51     4.23                    84         9.82    9.27
         57         4.59     4.30                    85        10.51    9.90
         58         4.67     4.37                    86        10.89   10.32
         59         4.76     4.44                    87        11.28   10.75
         60         4.85     4.52                    88        11.68   11.19
         61         4.94     4.61                    89        12.07   11.64
         62         5.04     4.69                    90        12.47   12.08
         63         5.15     4.78                    91        12.87   12.52
         64         5.26     4.88                    92        13.26   12.95
         65         5.38     4.99                    93        13.64   13.36
         66         5.50     5.10                    94        14.02   13.76
         67         5.63     5.21                    95        14.40   14.15
         68         5.77     5.34

         If the GMIB was elected, Table 3 or Table 4, as applicable, is applied to the GMIB Protected Value to compute the GMIB payout amount. Table 3 is used to compute the GMIB payout amount when annuitization occurs on or immediately after Contract Anniversaries 10 through 14, with 120 payments certain. Table 4 is used to compute the GMIB payout amount when annuitization occurs on or immediately after Contract Anniversary 15 or later, with 120 payments certain. For annuitants of attained age 86 or more, the certain period is less than 10 years. Table 2 will henceforth be used solely to compute the minimum annuity payment under Option 2 (Life Income Annuity Option).

         The rates in Tables 1 and 2 are applied per $1000 of Adjusted Contract Value. The rates in Tables 3 and 4 are applied per $1000 of GMIB Protected Value.

         The rates in Table 4, like Tables 2 and 3 are based on the Annuitant's Adjusted Age and sex. We adjusted the Annuity 2000 Mortality Table to an age last birthday basis, less two years, with projected mortality improvements (modified Scale G) in computing the amounts shown in Tables 2, 3 and 4. We used an interest rate of 3% per year in preparing Tables 2 and 3, and an interest rate of 3-1/2% in preparing Table 4.
         We will calculate annuities for other certain periods using the same interest and mortality assumptions as in Tables 2, 3 and 4.


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2.   REVISED AGE TABLES APPLICABLE TO GUARANTEED MINIMUM INCOME BENEFIT

     The "Guaranteed Minimum Income Benefit" section of your Contract is amended as follows:

     - In the "GMIB Annuity Payout Options" subsection, the category "85-90" appearing in the Period Certain table is replaced with the category "85 or more".

     - In the "Waiting Period" subsection, the category "50-80" appearing in the Waiting Period table is replaced with the category "50 or more".

3.   SPOUSAL CONTINUANCE PROVISION

     The "Guaranteed Minimum Death Benefit" section, and any applicable "Earnings Appreciator Benefit" provisions of your Contract are amended to add the following:

                           SPOUSAL CONTINUANCE BENEFIT

     We offer this benefit only if each of the following conditions is present on the date we receive proof of the Owner's death as well as any other necessary documentation: 1) there is only one Owner of the Contract and that Owner is the sole Annuitant; 2) there is only one Beneficiary, and the Beneficiary is the Owner's spouse; 3) the surviving spouse is not older than age 95 on that date; and 4) the surviving spouse becomes the new Owner and Annuitant. Assuming each of those conditions is present, the surviving spouse must elect the Spousal Continuance Benefit no later than 60 days after furnishing proof of the Owner's death and any other documentation we need.

     Under the Spousal Continuance Benefit we waive any potential Withdrawal Charges applicable to Purchase Payments made prior to activation of the Benefit. However, we will continue to impose Withdrawal Charges on Purchase Payments made after activation of the Spousal Continuance Benefit. As we discuss more particularly in the following paragraphs, upon activation of the Spousal Continuance Benefit, the Contract Value is adjusted to equal the amount of the death benefit to which the Beneficiary would have been entitled.

     In adjusting the Contract Value in connection with the activation of the Spousal Continuance Benefit, we will allocate any increase in the adjusted Contract Value among the Allocation Options in the same proportions that existed immediately prior to the spousal continuance adjustment.

     If you elected the base death benefit, then upon activation of the Spousal Continuance Benefit, we will adjust the Contract Value to equal the following:

         The greater of:

          1)   the Contract Value, and

          2) the sum of all Invested Purchase Payments (adjusted for withdrawals)

         plus, with respect to each of the amounts specified immediately above, the amount of any applicable Earnings Appreciator benefit.




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     If you elected the Guaranteed Minimum Death Benefit feature with the
     Roll-Up, we will adjust the Contract Value to equal the following, which amount we refer to below as the "Contract Value (as adjusted to reflect the Roll-Up Spousal Continuance Benefit)":

         The greater of:

         1)    the Contract Value, and
         2)    the Roll-Up

         plus, with respect to each of the amounts specified immediately above, the amount of any applicable Earnings Appreciator benefit.

     Upon activation of the Spousal Continuance Benefit by a surviving spouse who is younger than age 80, the Roll-Up under the surviving spouse's Contract will be adjusted to equal the Contract Value (as adjusted to reflect the Roll-Up Spousal Continuance Benefit). Moreover, for a surviving spouse who is younger than age 80 upon activation of the Spousal Continuance Benefit, we will re-set the surviving spouse's Roll-Up Cap to equal 200% of the Contract Value (as adjusted to reflect the Roll-Up Spousal Continuance Benefit). We make no adjustment to either the Roll-Up or the Roll-Up Cap if the surviving spouse is age 80 or older upon activation of the Spousal Continuance Benefit. If the surviving spouse was younger than age 80 at the Owner's death, then we will continue to increase the Roll-Up annually until the earlier of either (i) the surviving spouse' attainment of age 80 or (ii) the attainment of the Roll-Up Cap (i.e., the re-set Roll-Up Cap discussed above). Once the Roll-Up ceases to increase, we thereafter will adjust the Roll-Up only to account for additional Purchase Payments and to reduce the Roll-Up proportionally by withdrawals.

     If you have elected the Guaranteed Minimum Death Benefit feature with the Step-Up, we will adjust the Contract Value to equal the following, which amount we refer to below as the "Contract Value (as adjusted to reflect the Step-Up Spousal Continuance Benefit)":

         The greater of:

         1)    the Contract Value, and
         2)    the Step-Up

         plus, with respect to each of the amounts specified immediately above, the amount of any applicable Earnings Appreciator benefit.

     Upon activation of the Spousal Continuance Benefit by a surviving spouse who is younger than age 80, the Step-Up under the surviving spouse's Contract will be adjusted to equal the Contract Value (as adjusted to reflect the Step-Up Spousal Continuance Benefit). We make no adjustment to the Step-Up if the surviving spouse is age 80 or older upon activation of the Spousal Continuance Benefit. After the surviving spouse attains age 80, we will continue to adjust the Step-Up only to account for additional Purchase Payments and to reduce the Step-Up proportionally by withdrawals.


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     If you have elected the Guaranteed Minimum Death Benefit feature with the greater of the Roll-Up and Step-Up, we will adjust the Contract Value to equal the following:

         The greatest of:

         1)    the Contract Value,
         2)    the Roll-Up, and
         3)    the Step-Up

         plus, with respect to each of the amounts specified immediately above, the amount of any applicable Earnings Appreciator benefit.

     After we have made the adjustment to Contract Value set out immediately above, we will continue to compute the Roll-Up and Step-Up under the surviving spouse's Contract, and will do so in accordance with applicable sections of this endorsement.

     Except as discussed in this paragraph, we will calculate any applicable Earnings Appreciator Benefit in the manner set forth in the Earnings Appreciator endorsement to the Contract. We will not allow the surviving spouse to continue the Earnings Appreciator Benefit (or bear the charge associated with that Benefit) if he or she is age 76 or older on the date that the Spousal Continuance Benefit is activated. If the Earnings Appreciator Benefit is continued, then we will calculate any applicable Earnings Appreciator Benefit payable upon the surviving spouse's death by treating the Contract Value (as adjusted under the terms of the Spousal Continuance Benefit to reflect the pertinent death benefit option) as the first adjusted purchase payment. With respect to Purchase Payments and Earnings subsequent to the activation of the Spousal Continuance Benefit, we will calculate any applicable Earnings Appreciator Benefit in accordance with the Earnings Appreciator endorsement.

     If the surviving spouse's Contract does not include the Earnings Appreciator Benefit, then we will pay only the following death benefit upon our receipt of proof of the surviving spouse's death and any other documentation we need:

     - the death benefit that has been selected by the Contract's original Owner, if the surviving spouse is younger than age 80 at death; or

     - the greater of (i) the Contract Value (as adjusted under the terms of the Spousal Continuance Benefit to reflect the pertinent death benefit option) and (ii) the Contract Value on the date that we receive proof of the surviving spouse's death and any other documentation we need, if the surviving spouse is age 80 or older at death.

     We will not allow a surviving spouse to retain the Guaranteed Minimum Income Benefit feature under the Spousal Continuance Benefit.

Except as modified herein, all terms and conditions of the Contract remain unchanged.

                                        Pruco Life Insurance Company

                                        By

                                                          Secretary



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